UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
December 15, 2022
NantHealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37792	27-3019889
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3000 RDU Drive, Suite 200
Morrisville, North Carolina 27560
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (855) 949-6268

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NH	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §(§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §(§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.03	Material Modification to Rights of Security Holders.
To the extent required by Item 3.03 of Form 8-K, the information regarding the Reverse Stock Split (as defined below) contained in Items 5.03 and 8.01 of this Current Report on Form 8-K are incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws.
As previously reported, on August 17, 2022 the board of directors (the “Board”) of NantHealth, Inc. (the “Company”) and on August 18, 2022, the holders of a majority of the issued and outstanding shares (the “Requisite Stockholders”) of the Company’s common stock par value $0.0001 per share (the “Common Stock”), each approved a reverse stock split of all outstanding shares of Common Stock pursuant to which each fifteen (15) outstanding shares of Common Stock shall be reclassified and combined into one validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). The Board and Requisite Stockholders determined that the Reverse Stock Split would be effected at a ratio of 1-for-15. On December 15, 2022, the Company filed a certificate of amendment to the Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware, and the Reverse Stock Split became effective as of 5:00 p.m. Eastern time on December 15, 2022 (the “Effective Time”). The Common Stock will begin trading on The Nasdaq Global Select Market (“Nasdaq”) on a post-split basis on December 16, 2022.

As a result of the Reverse Stock Split, every fifteen (15) shares of the Company’s Common Stock, issued and outstanding prior to the Effective Time were combined into one (1) share of Common Stock, reducing the number of issued and outstanding shares of the Common Stock from approximately 115,550,244 to approximately 7,703,350. The Company’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), will serve as exchange agent for the Reverse Stock Split and will provide instructions to stockholders of record regarding the process for exchanging shares. Because the Certificate of Amendment did not reduce the number of authorized shares of the Common Stock or preferred stock, the effect of the Reverse Stock Split was to increase the number of shares of Common Stock available for issuance relative to the number of shares issued and outstanding. The Reverse Stock Split did not alter the par value of the Common Stock or preferred stock or modify any voting rights or other terms of the Common Stock or preferred stock.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would hold fractional shares because the number of shares of Common Stock they held before the Reverse Stock Split would not be evenly divisible based upon the fifteen-for-one split ratio will be entitled to cash payments (without interest) in respect of such fractional shares. Such cash payment shall be determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of such class held by the holder as of the Effective Time of the Reverse Stock Split, and (ii) the volume weighted average trading price of the Common Stock, as reported on Nasdaq, for the five trading days immediately preceding the effective date of the Reverse Stock Split, as adjusted for the split ratio.

AST will be issuing all of the post-split shares in paperless, “book-entry” form, and unless otherwise requested by the stockholder, AST will hold the shares in an account set up for the stockholder. All book-entry or other electronic positions representing issued and outstanding shares of the Common Stock will be automatically adjusted. Those stockholders holding Common Stock in “street name” will receive instructions from their brokers.

In addition, pursuant to their terms, a proportionate adjustment will be made to the per share exercise price and number of shares issuable under all of the Company’s outstanding equity awards, and the number of shares authorized and reserved for issuance pursuant to the Company’s equity incentive plans will be reduced proportionately.

Following the Reverse Stock Split, the trading symbol for the Common Stock continues to be “NH”. The new CUSIP number for the Common Stock following the Reverse Stock Split is 630104305.

The above description of the Certificate of Amendment and the Reverse Stock Split is a summary of the material terms thereof and is qualified in its entirety by reference to the Certificate of Amendment, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01	Other Events.
Reverse Stock Split Ratio and Press Release

On December 15, 2022, the Company issued a press release announcing that the Company effected the Reverse Stock Split. A copy of this press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of NantHealth, Inc., dated as of December 15, 2022.
99.1	Press Release of NantHealth, Inc. on December 15, 2022 related to the Reverse Stock Split.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NantHealth, Inc.

Date:	December 15, 2022	By:	/s/ Bob Petrou
Bob Petrou
Chief Financial Officer